Exhibit 23.2

Consent of Hacker, Johnson & Smith PA

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Boston Private Financial Holdings, Inc. (the “Company”), dated June 2, 2006 and relating to its 2006 Non-Qualified Employee Stock Purchase Plan, of our report dated February 22, 2006 with respect to the consolidated financial statements of Gibraltar Private Bank & Trust Company which appears in the December 31, 2005 annual report on Form 10-K of the Company and to the reliance by KPMG LLP upon such report in its March 10, 2006 report which appears in the December 31, 2005 annual report on Form 10-K of the Company.

HACKER, JOHNSON & SMITH PA
Fort Lauderdale, Florida
May 31, 2006